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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported simultaneously with this Form 5

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     LIGHT                         Dennis
________________________________________________________________________________
   (Last)                            (First)              (Middle)

     7504 Diplomat Drive, Suite 101
________________________________________________________________________________
                                    (Street)

     Manassas                      Virginia                 20109
________________________________________________________________________________
   (City)                            (State)                (Zip)

     MID-ATLANTIC HOME HEALTH NETWORK, INC.  "MAHN"
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     February 15, 2000
________________________________________________________________________________
4.   Statement for Month/Year


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          President
          ---------
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                  None                        216,000*       D & I  *Of this amount,
                                                                                                                2,600 shares are
                                                                                                                owned by Creative
                                                                                                                Health Ventures
                                                                                                                Inc., a company
                                                                                                                owned and controlled
                                                                                                                by Mr. Light; 1,400
                                                                                                                shares are
                                                                                                                registered in the
                                                                                                                name of Nevada
                                                                                                                Agency and Trust
                                                                                                                Company as agent for
                                                                                                                the Company's
                                                                                                                Employee Stock
                                                                                                                Purchase Plan: and
                                                                                                                6,000 shares are
                                                                                                                registered in the
                                                                                                                name of Michael
                                                                                                                Light, Mr. Light's
                                                                                                                son.
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*  If the form is filed by more than one Reporting Person, see Instruction
   4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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None
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====================================================================================================================================

Explanation of Responses:




/S/ Dennis Light                                              June 9, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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